FOR IMMEDIATE RELEASE
Contact:    Chas Cook (investors) – 336-436-5076
    Investor@Labcorp.com

    Christopher Allman-Bradshaw (media) – 336-436-8263
    Media@Labcorp.com

Labcorp Announces 2021 First Quarter Results
Company Raises Full Year Guidance

•Revenue: Q1 of $4.2 billion, up from $2.8 billion last year
•Diluted EPS: Q1 of $7.82, up from ($3.27) last year
•Adjusted EPS: Q1 of $8.79, up from $2.37 last year
•Free Cash Flow: Q1 of $1.1 billion, up from $97 million last year
•Opened automated clinical trial kit production facility in Belgium
•Full Year 2021 Guidance: Revenue raised to 2.0% to 6.5%; Adjusted EPS raised to $20.00 to $24.00; Free Cash Flow raised to $1.8 billion to $2.0 billion

BURLINGTON, N.C., April 29, 2021 – Labcorp (NYSE: LH), a leading life sciences company, today announced results for the first quarter ended March 31, 2021 and raised 2021 guidance.

“We delivered very strong results in the first quarter driven by revenue growth across both our Diagnostics and Drug Development businesses," said Adam H. Schechter, chairman and CEO, Labcorp. "Overall revenue in our base business grew 14.6% as people continued to return to their pre-pandemic healthcare routines and our biopharmaceutical clients resumed their important research and development. Our drug development pipeline remained robust, with a book-to-bill of 1.47 on a trailing twelve-month basis driven by strong demand across major therapeutic areas.”

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In the quarter, Labcorp continued to bring science and technology innovations to market quickly to improve health and improve lives. The company opened a fully automated kit production facility in Belgium to support its Central Lab customers, ultimately improving access and cost efficiency for biopharma and clinical trial clients across Europe, the Middle East and Africa. In the fight against COVID-19, Labcorp expanded its work with the CDC to identify variants to the virus, and now offers Pixel by Labcorp COVID-19 home collection kits in thousands of pharmacies across the United States.

“We are pleased with our strong first quarter performance and improved outlook, and are raising our full year adjusted EPS guidance range to between $20.00 and $24.00. I am proud of our more than 70,000 employees and their commitment to our patients and customers during this pandemic and the difference they are making in the lives of people around the world," said Schechter.

Consolidated Results

First Quarter Results
Revenue for the quarter was $4.16 billion, an increase of 47.4% over $2.82 billion in the first quarter of 2020. The increase in revenue was due to organic growth of 45.0%, acquisitions of 0.9%, and favorable foreign currency translation of 1.4%. The 45.0% increase in organic revenue includes a 32.9% contribution from PCR and antibody testing (COVID-19 Testing) and a 12.2% increase in the company's organic Base Business. Base Business includes Labcorp's business operations except for COVID-19 Testing.

Operating income for the quarter was $1,057.9 million, or 25.4% of revenue, compared to ($192.6) million, or (6.8%), in the first quarter of 2020. The increase in operating income and margin was primarily due to COVID-19 Testing, organic Base Business growth, acquisitions, and LaunchPad savings, partially offset by higher personnel costs. The company recorded amortization, restructuring charges, and special items, which together totaled $124.0 million in the quarter, compared to $558.5 million during the same period in 2020. This decrease was primarily due to the goodwill impairment recorded in the first quarter of 2020. Adjusted operating income (excluding amortization, restructuring charges, and special items) for the quarter was $1,181.9 million, or 28.4% of revenue, compared to $365.9 million, or 12.9%, in the first quarter of 2020.

Net earnings (losses) for the quarter were $769.6 million, compared to ($317.2) million in the first quarter of 2020. Diluted EPS were $7.82 in the quarter, up from ($3.27) in the same period in 2020. Adjusted EPS (excluding amortization, restructuring charges, and special items) were $8.79 in the quarter, up from $2.37 in the first quarter of 2020.

Operating cash flow for the quarter was $1,157.6 million, compared to $203.8 million in the first quarter of 2020. The increase in operating cash flow was due to higher cash earnings and lower working capital. Capital expenditures totaled $95.4 million, down from $106.6 million a year ago. As a result, free cash flow (operating cash flow less capital expenditures) was $1,062.2 million, up from $97.2 million in the first quarter of 2020.

At the end of the quarter, the company’s cash balance and total debt were $1.9 billion and $5.4 billion, respectively. During the quarter, the company invested $34.1 million on acquisitions, repurchased $68.5 million of stock representing approximately 0.3 million shares, and paid down $375.0 million of debt. As of March 31, 2021, the company had $731.5 million of authorization remaining under its share repurchase program.

First Quarter Segment Results

The following segment results exclude amortization, restructuring charges, special items, and unallocated corporate expenses.

Diagnostics
Revenue for the quarter was $2.76 billion, an increase of 62.0% over $1.70 billion in the first quarter of 2020. The increase in revenue was primarily due to organic growth of 60.8%, acquisitions of 0.9%, and favorable foreign currency translation of 0.4%. The increase in organic revenue was due to a 54.5% contribution from COVID-19 Testing and a 6.3% increase in the Base Business, which includes the unfavorable impact of weather of approximately (2.0%).

Total volume (measured by requisitions) increased by 27.3% as organic volume increased by 26.6% and acquisition volume contributed 0.7%. The organic volume growth was due to a 27.9% contribution from COVID-19 Testing demand, partially offset by a (1.3%) reduction in organic Base Business, which includes the unfavorable impact from weather of approximately (2.0%). Price / mix increased by 34.7% primarily due to COVID-19 Testing of 26.6% and organic Base Business of 7.5%.

Adjusted operating income for the quarter was $991.6 million, or 36.0% of revenue, compared to $254.2 million, or 14.9%, in the first quarter of 2020. The increase in adjusted operating income and adjusted operating margin were primarily due to the increase in COVID-19 Testing, organic Base Business growth and LaunchPad savings, partially offset by higher personnel costs. The company remains on track to deliver approximately $200 million of net savings from its three-year Diagnostics LaunchPad initiative by the end of 2021.

Drug Development
Revenue for the quarter was $1.44 billion, an increase of 25.7% over $1.14 billion in the first quarter of 2020. The increase in revenue was due to organic growth of 21.9%, acquisitions of 1.0%, and favorable foreign currency translation of 2.9%. The increase in organic revenue was due to a 19.7% increase in the Base Business and a 2.2% contribution from COVID-19 Testing performed through its Central Laboratories business. Drug Development benefited from broad-based demand across businesses, including COVID-19 vaccine and therapeutic work.

Adjusted operating income for the quarter was $234.1 million, or 16.3% of revenue, compared to $150.8 million, or 13.2%, in the first quarter of 2020. The increase in adjusted operating income and adjusted operating margin were primarily due to organic Base Business growth, COVID-19 Testing, and LaunchPad savings, partially offset by higher personnel costs. The company continues to develop and execute new LaunchPad programs to support profitable growth in Drug Development.

Net orders and net book-to-bill during the trailing twelve months were $7.61 billion and 1.47, respectively. Backlog at the end of the quarter was $13.97 billion, compared to $13.76 billion last quarter, and the company expects approximately $4.62 billion of its backlog to convert into revenue in the next twelve months.

Outlook for 2021

Labcorp is raising its 2021 full year guidance to reflect the improved recovery in the Diagnostics and Drug Development base businesses, while the COVID-19 Testing contribution remains within the original guidance range provided. The following guidance assumes foreign exchange rates effective as of March 31, 2021 for the remainder of the year. Enterprise level guidance includes the estimated impact from currently anticipated capital allocation, including acquisitions and share repurchases.

(Dollars in billions, except per share data)
		Previous		Updated
	Results	2021 Guidance		2021 Guidance

	2020	Low	High	Low	High
Revenue
Total Labcorp Enterprise (1)(2)	$13.98	(1.0%)	4.5%	2.0%	6.5%
Base Business (2)	$11.19	11.0%	13.5%	13.5%	16.0%
COVID-19 Testing (2)	$2.78	(50.0%)	(35.0%)	(50.0%)	(35.0%)

Total Diagnostics (3)	$9.25	(7.5%)	(0.5%)	(5.0%)	0.0%
Base Business	$6.47	11.0%	14.0%	13.5%	16.0%
COVID-19 Testing	$2.78	(50.0%)	(35.0%)	(50.0%)	(35.0%)

Total Drug Development (4)	$4.88	8.0%	10.5%	12.0%	14.0%
Base Business	$4.76	9.5%	12.0%	14.0%	16.0%

Adjusted EPS	$23.94	$19.00	$23.00	$20.00	$24.00

Free Cash Flow (5)	$1.75	$1.70	$1.90	$1.80	$2.00

(1) 2021 Updated Guidance includes a benefit from foreign currency translation of 0.7%, Previous 2021 Guidance was 0.9%
(2) Enterprise level revenue is presented net of intersegment transaction eliminations, including Drug Development COVID-19 Testing revenue
(3) 2021 Updated Guidance includes a benefit from foreign currency translation of 0.3%, Previous 2021 Guidance was 0.1%
(4) 2021 Updated Guidance includes a benefit from foreign currency translation of 1.4%, Previous 2021 Guidance was 2.2%
(5) Free Cash Flow consists of operating cash flow less capital expenditures

Use of Adjusted Measures
The company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including adjusted net income, adjusted EPS (or adjusted net income per share), adjusted operating income, adjusted operating margin, free cash flow, and certain segment information. The company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the company’s operational performance. The company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the company’s financial results with the financial results of other companies. However, the company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures and an identification of the components that comprise "special items" used for certain adjusted financial information are included in the tables accompanying this press release.

The company today is providing an investor relations presentation with additional information on its business and operations, which is available in the investor relations section of the company's website at http://www.labcorp.com. Analysts and investors are directed to the website to review this supplemental information.

A conference call discussing Labcorp's quarterly results will be held today at 9:00 a.m. ET and is available by dialing 877-898-8036 (720-634-2811 for international callers). The conference ID is 6566853. A telephone replay of the call will be available through May 13, 2021, and can be heard by dialing 855-859-2056 (404-537-3406 for international callers). The conference ID for the replay is 6566853. A live online broadcast of Labcorp’s quarterly conference call on April 29, 2021, will be available at Labcorp Investor Relations website beginning at 9:00 a.m. ET. This webcast will be archived and accessible through April 15, 2022.

About Labcorp
Labcorp is a leading global life sciences company that provides vital information to help doctors, hospitals, pharmaceutical companies, researchers, and patients make clear and confident decisions. Through our unparalleled diagnostics and drug development capabilities, we provide insights and accelerate innovations to improve health and improve lives. With over 70,000 employees, we serve clients in more than 100 countries. Labcorp (NYSE: LH) reported revenue of $14.0 billion in 2020. Learn more about us at www.labcorp.com or follow us on LinkedIn and Twitter @Labcorp.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements with respect to the estimated 2021 guidance and the related assumptions, the impact of various factors on operating and financial results, including the projected impact of the COVID-19 pandemic on the company’s businesses, operating results, cash flows and/or financial condition, statements relating to our responses to and the expected future impacts of the COVID-19 pandemic, on our business more generally as well as on general economic, business, and market conditions, future business strategies, expected savings and synergies (including from the LaunchPad initiative and from acquisitions), and the opportunities for future growth.

Each of the forward-looking statements is subject to change based on various important factors, many of which are beyond the company’s control, including without limitation, the impact of the COVID-19 pandemic and its impact on our business and financial condition and on general economic, business, and market conditions, our ability (or inability) to execute on our plans to respond to the COVID-19 pandemic, competitive actions and other unforeseen changes and general uncertainties in the marketplace, changes in government regulations, including healthcare reform, customer purchasing decisions, including changes in payer regulations or policies, other adverse actions of governmental and third-party payers, changes in testing guidelines or recommendations, federal, state, and local government responses to the COVID-19 pandemic, the effect of public opinion on the company’s reputation, the outcome of our review of our structure and changes in capital allocation strategy, adverse results in material litigation matters, the impact of changes in tax laws and regulations, failure to maintain or develop customer relationships, our ability to develop or acquire new products and adapt to technological changes, failure in information technology, systems or data security, adverse weather conditions, the number of revenue days in a financial period, employee relations, personnel costs, and the effect of exchange rate fluctuations. These factors, in some cases, have affected and in the future (together with other factors) could affect the company’s ability to implement the company’s business strategy and actual results could differ materially from those suggested by these forward-looking statements. As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements.

The company has no obligation to provide any updates to these forward-looking statements even if our expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the company’s most recent Annual Report on Form 10-K and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the company’s filings with the SEC including the information in the company’s most recent Annual Report on Form 10-K, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, except per share data)

	Three Months Ended March 31,
	2021	2020
Revenues	$4,161.5	$2,823.8

Cost of revenues	2,562.5	2,095.8

Gross profit	1,599.0	728.0

Selling, general and administrative expenses	429.8	395.5
Amortization of intangibles and other assets	92.1	62.3
Goodwill and other asset impairments	—	437.4
Restructuring and other charges	19.2	25.4

Operating income (loss)	1,057.9	(192.6)

Other income (expense):
Interest expense	(48.5)	(55.0)
Equity method income (loss), net	4.5	(6.6)
Investment income	2.4	2.6
Other, net	5.5	(16.1)

Earnings (loss) before income taxes	1,021.8	(267.7)

Provision for income taxes	251.7	49.2

Net earnings (loss)	770.1	(316.9)
Less: Net earnings attributable to the noncontrolling interest	(0.5)	(0.3)

Net earnings (loss) attributable to Laboratory Corporation of America Holdings	$769.6	$(317.2)

Basic earnings (loss) per common share	$7.88	$(3.27)

Diluted earnings (loss) per common share	$7.82	$(3.27)

Weighted average basic shares outstanding	97.6	97.2

Weighted average diluted shares outstanding	98.5	97.2

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	March 31, 2021	December 31, 2020
ASSETS

Current assets:
Cash and cash equivalents	$1,890.8	$1,320.8
Accounts receivable, net of allowance for doubtful accounts of $21.0 and $22.1 as of March 31, 2021, and December 31, 2020, respectively	2,323.5	2,479.8
Unbilled services	579.5	536.8
Supplies inventory	427.5	423.2
Prepaid expenses and other	416.8	364.8
Total current assets	5,638.1	5,125.4

Property, plant and equipment, net	2,697.0	2,729.6
Goodwill, net	7,720.5	7,751.5
Intangible assets, net	3,834.0	3,961.1
Joint venture partnerships and equity method investments	85.0	73.5
Deferred income taxes	20.2	20.6
Other assets, net	422.3	410.0
Total assets	$20,417.1	$20,071.7

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$621.3	$638.9
Accrued expenses and other	1,508.1	1,357.7
Unearned revenue	540.3	506.5
Short-term operating lease liabilities	191.3	192.0
Short-term finance lease liabilities	6.3	6.7
Short-term borrowings and current portion of long-term debt	501.4	376.7
Total current liabilities	3,368.7	3,078.5

Long-term debt, less current portion	4,920.9	5,419.0
Operating lease liabilities	657.8	677.6
Financing lease liabilities	82.7	84.4
Deferred income taxes and other tax liabilities	857.7	905.4
Other liabilities	486.9	526.4
Total liabilities	10,374.7	10,691.3

Commitments and contingent liabilities
Noncontrolling interest	20.9	20.7

Shareholders’ equity:
Common stock, 97.8 and 97.5 shares outstanding at March 31, 2021, and December 31, 2020, respectively	9.0	9.0
Additional paid-in capital	67.1	110.3
Retained earnings	10,171.9	9,402.3
Accumulated other comprehensive loss	(226.5)	(161.9)
Total shareholders’ equity	10,021.5	9,359.7
Total liabilities and shareholders’ equity	$20,417.1	$20,071.7

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)

	Three Months Ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$770.1	$(316.9)

Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	183.9	144.6
Stock compensation	28.7	17.9
Operating lease right-of-use asset expense	48.3	57.2
Goodwill and other asset impairments	—	437.4
Deferred income taxes	(27.8)	5.1
Other	(3.2)	43.3
Change in assets and liabilities (net of effects of acquisitions and divestitures):
Decrease in accounts receivable	146.7	46.7
Increase in unbilled services	(42.5)	(1.1)
Increase in supplies inventory	(4.7)	(10.6)
Increase in prepaid expenses and other	(51.9)	(3.0)
Decrease in accounts payable	(16.9)	(56.5)
Increase (decrease) in unearned revenue	31.8	(11.2)
Increase (decrease) in accrued expenses and other	95.1	(149.1)
Net cash provided by operating activities	1,157.6	203.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(95.4)	(106.6)
Proceeds from sale of assets	2.6	7.0
Proceeds from sale or distribution of investments	—	0.9
Investments in equity affiliates	(5.5)	(7.9)
Acquisition of businesses, net of cash acquired	(34.1)	—
Net cash used for investing activities	(132.4)	(106.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on term loan	(375.0)	—
Proceeds from revolving credit facilities	—	(151.7)
Payments on revolving credit facilities	—	151.7
Net share settlement tax payments from issuance of stock to employees	(28.1)	(22.0)
Net proceeds from issuance of stock to employees	24.7	26.9
Purchase of common stock	(68.5)	(100.0)
Other	(3.2)	(7.7)

Net cash used for financing activities	(450.1)	(102.8)

Effect of exchange rate changes on cash and cash equivalents	(5.1)	(8.3)

Net increase in cash and cash equivalents	570.0	(13.9)
Cash and cash equivalents at beginning of period	1,320.8	337.5

Cash and cash equivalents at end of period	$1,890.8	$323.6

LABORATORY CORPORATION OF AMERICA HOLDINGS
Condensed Combined Non-GAAP Segment Information
(Dollars in Millions)

	Three Months Ended March 31,
	2021	2020
Diagnostics
Revenues	$2,757.8	$1,702.0

Adjusted Operating Income	$991.6	$254.2
Adjusted Operating Margin	36.0%	14.9%

Drug Development
Revenues	$1,438.2	$1,143.8

Adjusted Operating Income	$234.1	$150.8
Adjusted Operating Margin	16.3%	13.2%

Consolidated
Revenues	$4,161.5	$2,823.8

Adjusted Segment Operating Income	$1,225.7	$405.0
Unallocated corporate expense	(43.8)	$(39.1)
Consolidated Adjusted Operating Income	$1,181.9	$365.9
Adjusted Operating Margin	28.4%	12.9%

The consolidated revenue and adjusted segment operating income are presented net of intersegment transaction eliminations and other amounts not used in determining segment performance. Adjusted operating income and adjusted operating margin are non-GAAP measures. See the subsequent reconciliation of non-GAAP financial measures.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share data)

	Three Months Ended March 31,
	2021	2020

Adjusted Operating Income
Operating Income	$1,057.9	$(192.6)
Amortization of intangibles and other assets (a)	92.1	62.3
Restructuring and other charges (b)	19.2	25.4
Acquisition and disposition-related costs (c)	5.7	8.4
LaunchPad system implementation costs (d)	1.3	0.9
Executive transition expenses (e)	2.3	2.8
COVID-19 related costs (f)	5.9	21.9
Goodwill and other asset impairments (g)	—	437.4
Other	(2.5)	(0.6)
Adjusted operating income	$1,181.9	$365.9

Adjustments impacting revenues	$—	$17.0

Adjusted operating margin	28.4%	12.9%

Adjusted Net Income
Net Income	$769.6	$(317.2)
Impact of adjustments to operating income	124.0	558.5
Losses and (gains) on venture fund investments, net (h)	—	20.2
Other	0.5	—
Income tax impact of adjustments (i)	(29.0)	(29.4)
Adjusted net income	$865.1	$232.1

Weighted average diluted shares outstanding	98.5	97.9

Adjusted net income per share	$8.79	$2.37

(a)	Amortization of intangible assets acquired as part of business acquisitions.
(b)	Restructuring and other charges represent amounts incurred in connection with the elimination of redundant positions within the organization in connection with our LaunchPad initiatives and acquisitions or dispositions of businesses by the Company.
(c)	Acquisition and disposition-related costs include due-diligence legal and advisory fees, retention bonuses and other integration or disposition related activities.
(d)	LaunchPad system implementation costs include non-capitalized costs associated with the implementation of systems as part of the LaunchPad business process improvement initiative.
(e)	Represents executive transition expenses related to various management reorganizations.
(f)	Costs related to incremental operating expenses and receivables reserves incurred as a result of the COVID-19 pandemic.
(g)	During the first quarter of 2020, the Company determined that certain goodwill and long-lived assets were impaired. These charges were triggered by the economic conditions resulting from the COVID-19 pandemic.
(h)	The Company makes venture fund investments in companies or investment funds developing promising technology related to its operations. The Company recorded net gains and losses related to several distributions from venture funds, increases in the market value of investments, and impairments of other investments due to the underlying performance of the investments.
(i)	Income tax impact of adjustments calculated based on the tax rate applicable to each item.
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